USAA INVESTMENT

CODE OF ETHICS

Policy on Personal Investing Activities

Last Amended:

October 1, 2018

Internal

TABLE OF CONTENTS
Background ...................................................................................................................	3
Reporting and Personal Investing Restrictions .............................................................	4
Access Person .......................................................................................................	4
Pre-Clearance Personnel.......................................................................................	10
Portfolio Manager.................................................................................................	14
Independent Trustee .............................................................................................	14
Investment Code of Ethics Committee .........................................................................	16
Administration of the Code...........................................................................................	17
Appendix A – Definitions.............................................................................................	18
Appendix B – Beneficial Ownership ............................................................................	22
Appendix C – Reporting and Restrictions Summary....................................................	25
Appendix D – Account Reporting Requirements .........................................................	26
Appendix E – Pre-Clearance and Reporting by Security Type ....................................	28
Appendix F – Gifts and Entertainment Procedure ........................................................	30
Appendix G – Approved Designated Brokers ..............................................................	32
Policy Statement Concerning Insider Trading..............................................................	33
Disclosure of Portfolio Holdings Policy.......................................................................	38
Political Contributions Policy.......................................................................................	42
Questions about your responsibilities under the Code can be directed to:
Email the group mailbox at invcode@usaa.com

Brenda Reyna, FASG Governance and Regulatory Reporting, at 210-498-7978 or use group mailbox; Dale Rowse, FASG Governance and Regulatory Reporting, at 210-609-4384 or use group mailbox; Kayla Truskin, FASG Governance and Regulatory Reporting at 210-772-5259 or use group mailbox; Lynn Vale, ED FASG Governance and Regulatory Reporting, at 210-498-0226 or lynn.vale@usaa.com;

Patty McClain, Director, FASG Governance and Regulatory Reporting, 210-498-5430 or patty.mcclain@usaa.com; or

Stephanie Higby, AVP Compliance - Investments, at 210-498-8763 or stephanie.higby@usaa.com.

The FIS Protegent PTA Code of Ethics Reporting System (PTA) is accessible by typing go/pta in the address bar of Connect. A user id and password are not required to access the system. However, you must be on the USAA network. How-To Guides are available in PTA to assist with common questions relating to the reporting of data as required by the Investment Code of Ethics.

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Background

This Investment Code of Ethics (Code) has been adopted by USAA Investment Management Company (IMCO), USAA Asset Management Company (AMCO), USAA Shareholder Account Services (SAS), each of the USAA Funds in the USAA Mutual Funds Trust and USAA ETF Trust, and USAA Financial Advisors, Inc. (FAI) to comply with rules as applicable to the particular entity, for example, Rule 17j-1 under the Investment Company Act of 1940, as amended (the 1940 Act) and Rule 204A-1 under the Investment Advisers Act of 1940, which require that every investment company and investment adviser adopt such a Code in order to regulate the personal investing activities of their personnel.

The purposes of this Code are: (i) to implement the applicable Securities and Exchange Commission (SEC) Rule provisions to prohibit fraudulent, deceptive, or manipulative acts by personnel in connection with their personal transactions; (ii) to ensure compliance with various rules related to certain activities of securities licensed representatives of IMCO, AMCO, and/or FAI; and to avoid conflicts of interest.

All persons covered by this Code must agree to:

ξPlace the interests of the USAA Fund shareholders and other AMCO- and IMCO-managed account clients above their own personal interests;

ξRefrain, in the conduct of all their personal affairs, from taking any inappropriate advantage of their roles and responsibilities with USAA and the USAA Funds;

ξRefrain from the intentional creation or spreading of false information intended to affect securities prices, or other potentially manipulative conduct;

ξComply with the federal securities laws; and

ξConduct all personal securities transactions to fully comply with the provisions of this Code to avoid any actual or even apparent conflict or claim of a conflict of interest or abuse of such person's roles and responsibilities with USAA and the USAA Funds.

All persons covered by this Code must always conduct their personal investing activities, including in USAA Funds in which they have any direct or indirect beneficial ownership lawfully, properly, and responsibly; and they are encouraged to adopt long- term investment strategies that are consistent with their financial resources and objectives.

The Code is intended to be administered together with the Policy Statement Concerning Insider Trading (Policy on Insider Trading), the USAA Mutual Funds Trust and USAA ETF Trust Disclosure of Portfolio Holdings Policy (Portfolio Holdings Policy), and the Political Contributions Policy. In addition, you are subject to other USAA policies such as, among others, the "USAA Code of Business Ethics and Conduct."

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In adopting this Code, the Investment Code of Ethics Committee (Committee) and the USAA Funds' Boards of Trustees (Trustees) have considered:

ξHow the Code's restrictions and procedures as to compliance should be framed considering legal and ethical obligations to the USAA Funds and all other AMCO- and IMCO-managed accounts;

ξThe overall nature of the operations of USAA; and

ξIssues and concerns raised by transactions in different kinds of securities, and by the personal securities transactions of different categories of personnel having access to nonpublic information (including portfolio managers, analysts, traders, fund accountants, other investment personnel, and all Access Persons in general).

The Committee and the Trustees have determined that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in unlawful actions or impermissible conduct and provides for the fair, just, and equitable treatment of all the officers, directors, trustees, and employees who will be affected by this Code.

PTA is used to report and monitor provisions of this Code for compliance. How-To reference guides and other reference materials are in the Documents section of PTA.

Reporting and Personal Investing Restrictions

A. ACCESS PERSON

1.Definition:

ξany director, trustee, or officer of IMCO, AMCO, SAS, FAI, and/or the USAA Mutual Funds Trust and USAA ETF Trust (except for the Independent Trustees);

ξany IMCO or AMCO employee, or other employee of USAA or its subsidiaries providing investment advice on behalf of IMCO or AMCO and subject to IMCO or AMCO's supervision and control whose functions relate to the making of recommendations with respect to purchases or sales of securities for AMCO- or IMCO-managed accounts, or who has access to such recommendations that are nonpublic, or who has access to nonpublic information or obtains information regarding the purchase or sale of securities by any one or more of the USAA Funds or other AMCO- or IMCO-managed accounts (including, but not limited to, USAA Trust Investment Management, USAA Managed Portfolios, or USAA institutional investment portfolios accounts), or who has access to nonpublic information regarding the portfolio holdings of any USAA Fund;

ξany person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered

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Securities by a USAA Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

ξany officer or employee of IMCO, AMCO, SAS, FAI, or other USAA subsidiary who is licensed and registered to engage in one or more categories of securities activities subject to the supervision and control of IMCO, AMCO, or FAI; or

ξany other person designated by the office of the Chief Compliance Officer (CCO). See reporting and restrictions summary at Appendix C.

2.Reporting Requirements:

Annual Online Training: Complete the online training course via Learning Management System at least annually. Notice to complete this requirement will be e-mailed with instructions.

Annual Compliance Certification: Complete this certification in PTA (using Certification of Compliance (CODE)) at least annually. Access Persons will certify and affirm:

ξThat they have read, understand, and agree to comply with: (i) those provisions of this Code that pertain to them; (ii) all provisions of the Policy on Insider Trading; (iii) all provisions of the Portfolio Holdings Policy; and (iv) those provisions of the Political Contributions Policy and/or the Gifts and Entertainment Procedure that pertain to them.

ξThat they agree to report any violations of the Code to the office of the CCO and cooperate with any investigations or inquiries to determine whether substantive violations of this Code, or of the Policy on Insider Trading, Portfolio Holdings Policy or Political Contributions Policy, have occurred.

ξThat they are in compliance with the Code at all times since the effective date of such person's last such certification.

Reporting of Accounts:

USAA Brokerage and Mutual Fund Accounts: USAA Brokerage Accounts and Reportable USAA Mutual Fund Accounts (held directly with the Funds' transfer agent) must be reported in PTA within 15 calendar days of establishment or a qualifying event. You must ensure accounts opened with USAA are reported, as PTA may not automatically identify all new accounts. Access Persons must update the broker account details screen to reflect account closures.

Non-USAA Brokerage Accounts: Access Persons must receive prior written approval before establishing brokerage accounts at non-USAA broker-dealers. Prior written approval must be obtained whether the non-USAA brokerage account is at a firm on the Designated Broker List (DBL) or at a non-DBL firm. Brokerage accounts at a non-DBL firm are not allowed, unless an exception is granted by the office of the CCO. Requests can be submitted through PTA and must be approved by the office of the CCO BEFORE any account in your name or in which you have a beneficial interest (e.g., household account, power of attorney, etc.) can be established. Failure to obtain prior

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written approval before opening an account at a non-USAA broker-dealer will result in a violation of the Code and possible disciplinary action. Access Persons must update the broker account details screen to reflect account closures.

Electronic Broker Data Feeds: After a DBL account is reported in PTA, the office of the CCO will contact the external broker to add the account to an electronic broker feed. USAA Brokerage and USAA Mutual Fund accounts are also added to an electronic feed. The office of the CCO will receive account, position, and transaction data regarding the account electronically. As the electronic feeds are not guaranteed to be inclusive of all required information, Access Persons are required to ensure the accuracy of information prior to submitting all required certifications.

Duplicate Statements and Trade Confirmations: Access Persons are required to provide duplicate statements and confirmations for all accounts that are not included on an electronic broker data feed, unless an exception to this requirement is granted (e.g. Discretionary Account Exemption). The office of the CCO will initiate a request for duplicate statements and confirmations after you enter the account in PTA. If the firm from which you currently receive statements is not able to send statements and confirmations you will not be allowed to maintain an account at that firm. For all account types you may be asked to provide a statement or trade confirmations as needed.

Other account types (401k plans, ESPPs, ESOPs, DRIPs, Stock Certificates): Access Persons must report other account types in PTA within 15 calendar days of establishment or a qualifying event. Access Persons must update the broker account details screen to reflect account closures.

Qualifying Events: Established accounts that become reportable due to a qualifying event (e.g., marriage, executorship, establishment of a power of attorney, or change in trustees) must be reported in PTA within 15 calendar days. Such accounts at a non-DBL broker-dealer or financial institution must be moved to an institution on the Designated Broker List within 60 calendar days, unless an exception is requested and written approval is granted.

Certification of Accounts: Certify in PTA (using Certification of Broker Accounts) within 10 days after being designated as an Access Person and at least annually.

Certification of Holdings: Certify in PTA (using Certification of Initial Holdings) within 10 calendar days after being designated as an Access Person and at least annually, generally as of December 31 of the prior year (using Certification of Annual Holdings). The Certification of Initial Holdings and Certification of Annual Holdings are required regardless of whether the Access Person has any holdings to report.

Exception for Discretionary (Managed) Accounts: The holdings in a managed account do not need to be reported if the office of the CCO has previously approved the managed account for such exemption. All other provisions under this Code are still required to be fulfilled regarding managed accounts. Requests for this exemption can be

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submitted for written approval by completing the Discretionary (Managed) Accounts Exemption form in PTA. This form is not needed for managed accounts held with USAA.

Certification of Quarterly Transactions: Certify in PTA (using Certification of Quarterly Transactions) within 30 calendar days after the end of each calendar quarter all reportable personal securities transactions executed during the quarter. The Certification of Quarterly Transactions is required regardless of whether the Access Person had any reportable securities transactions activity during the quarter.

The Certification of Quarterly Transactions also must include any voluntary contributions to or redemptions from Dividend Reinvestment Plans (DRIPs), Employee Stock Option Plans (ESOPs), Employee Stock Purchase Plans (ESPPs), or similar stock compensation plans. To facilitate certification, a listing of certain transactions received through duplicate confirmations will be provided in PTA. An Access Person must review and report any information that is missing or incorrect (e.g., DRIP transactions) by sending an e-mail to invcode@usaa.com.

Access Persons transactions in Covered Securities and Reportable USAA Funds effected pursuant to an automatic investment or dividend/capital gain reinvestment plan established directly with the broker-dealer or transfer agent who holds the security do not need to be reported in the Certification of Quarterly Transactions. If an Access Person effects any transaction that overrides the pre-set schedule or allocations of the automatic investment or dividend/capital gain reinvestment plan, these transactions must be included in the Access Person's Certification of Quarterly Transactions.

Exception for Discretionary (Managed) Accounts: The transactions effected in a managed account do not need to be reported if the office of the CCO has previously approved the managed account for such exemption. All other provisions under this Code are still required to be fulfilled regarding managed accounts. Requests for this exemption can be submitted for written approval by completing the Discretionary (Managed) Accounts Exemption disclosure form in PTA. This form is not needed for managed accounts held with USAA.

3.Personal Investing and other Restrictions:

Excessive Trading in USAA Mutual Funds: Excessive trading in Reportable USAA Funds (meaning all USAA Funds except the money market funds and USAA ETF shares) is not permitted. Excessive Trading is defined as a transaction in a Reportable USAA Fund which, when matched (on either a purchase-and-sale, or sale-and-purchase, basis) with any other such transaction (other than a transaction made pursuant to an automatic dividend reinvestment or automatic investment plan) by or on behalf of the same person in the same Reportable USAA Fund occurring within 30 calendar days before or after the subject transaction, regardless of whether such transactions occur across multiple accounts in the same Reportable USAA Fund. The excessive trading restriction does not apply to transactions in the USAA Ultra Short-Term Bond Fund, USAA Short-Term Bond Fund, and USAA Tax Exempt Short-Term Fund. Further short-term trading restrictions also are disclosed in each Fund's prospectus.

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A person may be granted an exception by the office of the CCO to trade within the 30- day period if they can demonstrate in writing prior to the transaction that a bona fide and sufficient personal or family economic hardship exists warranting the gravity of an exception.

Cryptocurrencies: The SEC may consider certain cryptocurrencies to be "securities." If a cryptocurrency is a security, it is subject to the reporting and preclearance requirements of the Code found in Appendix E.

Initial Coin Offerings: Access Persons are prohibited from participating in Initial Coin Offerings (ICOs). ICO means an offering of cryptocurrency sold to early backers of a project in exchange for legal tender or other cryptocurrencies. Employees should be aware that the SEC may consider some cryptocurrencies to be Covered Securities, the initial offering of which would constitute an Initial Public Offering of securities (see below.)

Initial Public Offerings: Access Persons are prohibited from participating in Initial Public Offerings (IPOs). IPO means an offering of securities registered under the Securities Act of 1933, as amended, (the Securities Act) the issuer of which, immediately before the registration was not subject to broker-dealer reporting requirements of the Securities Exchange Act of 1934.

Limited Offerings: Access Persons must obtain prior written approval from the office of the CCO before participating in a limited offering transaction. Limited offering means an offering that is exempt from registration under state securities laws and under the Securities Act. Examples include private placements, transactions by an issuer not involving a public offering or sales of securities to accredited investors, or sales of securities to a limited number of investors or in limited dollar amounts, including hedge funds (e.g., private placements, hedge funds, private investment partnerships, and other private interests). If a limited offering security is owned at the time the individual becomes an Access Person, the individual must identify such to the office of the CCO and continue to report in PTA. Requests can be submitted for written approval by completing the Limited Offering form in PTA. Submitted requests should include documentation regarding the investment and/or a copy of the prospectus.

In determining whether to grant approval for participation in a limited offering, the office of the CCO is directed to consider, among any other pertinent factors, whether the investment opportunity is available to, and should be reserved solely for the USAA Funds or other AMCO- or IMCO-managed accounts, and whether the opportunity is or seems to have been made available to the Access Person due to or by virtue of the position which he or she holds with USAA and/or the USAA Funds. Access Persons who are granted approval to purchase a limited offering must comply with the continuing disclosure requirements regarding any conflict(s) of interest that might arise should IMCO, AMCO, any USAA Fund, or any other AMCO- or IMCO-managed account consider for purchase, sale, or retention of any security whatsoever issued by the same issuer.

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Options: Individuals are prohibited from using options or other derivative instruments to evade the restrictions of this Code. Options transactions with respect to a covered security may not be used if the Code would prohibit taking the same position or making the same transaction directly in the covered security.

Trading Covered Securities: Access Persons with actual knowledge regarding a covered security or equivalent covered security (security) purchased or sold one trading day earlier, or being considered for purchase or sale on the current or next trading day, by a USAA Fund portfolio or other account managed directly by IMCO or AMCO may not effect a personal securities transaction involving such security. In the event that a personal covered securities transaction is effected in contravention of the foregoing restriction, the Access Person shall, as soon as practicable after becoming aware of his or her violation (regardless of any pre-execution clearance that may have been previously granted for the transaction), (1) advise the office of the CCO of the violation and (2) comply with whatever directions, by way of disgorgement, which the office of the CCO may issue in order for the violation to be fully and adequately rectified.

Access Persons, other than those who also are Pre-Clearance Personnel, shall not be required to obtain approval of the execution of any personal securities transaction in a security provided that at the time of execution of the given personal securities transaction, they have no actual knowledge regarding whether or not the security at issue was purchased or sold one trading day prior, or is actively being considered for purchase or sale on the current or next trading day, by or on behalf of any portion of a USAA Fund or other account managed directly by IMCO or AMCO. Should such Access Person believe that he or she is in possession of such knowledge with respect to a contemplated personal securities transaction, then the transaction may not occur without pre-clearance approval.

Restricted Securities List: Access Persons are prohibited from trading securities on the restricted securities list. Notice of changes to the restricted securities list is provided by e-mail. The current list of restricted securities can be viewed in PTA under the Documents section.

Investment Clubs: Access Persons must obtain prior written approval from the office of the CCO before participating in any investment club, other similar club, or outside investment contest. Requests can be submitted for written approval by completing the Investment or Other Similar Clubs or Groups form in PTA. Submitted requests should include documentation regarding the charter and investment club process.

Gifts and Entertainment: In addition to the USAA Ethics office conflict of interest guidelines under the FAQ section relating to the giving or receipt of gifts and other benefits, all Access Persons are prohibited from receiving or giving any gift, gratuity, favor, award or other item or benefit having a market value in excess of $100 per person, per year, from or to or on behalf of any person or entity that does, or seeks to do, business with or on behalf of USAA or any USAA Fund. Business-related entertainment such as meals, tickets to the theater or a sporting event, which are

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infrequent and not lavish in nature, generally are exempt from this prohibition, provided that the business-related entertainment does not raise any question of propriety. Questions should be directed to your respective ethics officer representative or the office of the CCO. Certain individuals designated by the office of the CCO may be subject to additional reporting requirements (see Appendix F). A Gifts and Entertainment form is available in PTA for those individuals subject to the additional reporting requirements.

Conflicts of Interest: With respect to any material conflict(s) of interest, which an Access Person may have with regard to any covered security in which he or she has a direct or indirect beneficial ownership (see Appendix B) and which he or she knows, or has reason to know, is the subject of a buy, sell, or hold recommendation to or concerning any USAA Fund or other AMCO- or IMCO-managed account, such Access Person shall make prompt written disclosure to the office of the CCO as well as to the department head in the Access Person's area of the firm.

Board of Directorships: Access Persons are prohibited from serving on the board of directors of any publicly traded company without prior written approval by the office of the CCO. Applications for approval of service as a director of a publicly traded company shall be directed, in writing, to the office of the CCO. Requests can be submitted for written approval by completing the Directorship form in PTA. In dealing with such applications, the office of the CCO shall consider all factors which are deemed to be pertinent to the request. Approvals, once granted, may be revoked, at the discretion of the office of the CCO, at any time and with no advance notice.

If an Access Person is granted approval to serve as a director of a publicly traded company, he or she shall personally refrain from participating in any deliberations, recommendations, or considerations of whether or not to recommend that any securities of that company be purchased, sold, or retained in the investment portfolio of any USAA Fund or other AMCO- or IMCO-managed account. All appropriate Portfolio Managers are to be advised in writing by the office of the CCO that the specific Access Person is to be excluded from such decisions.

B. PRE-CLEARANCE PERSONNEL

1.Definition:

ξany Portfolio Manager or any employee of the USAA Funds, IMCO, or AMCO (or of any company in a control relationship to the USAA Funds or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations on behalf of IMCO or AMCO regarding the purchase or sale of specific securities by the USAA Funds or other AMCO- or IMCO-managed account (including, but not limited to, USAA Managed Portfolios, USAA Trust Investment Management, and USAA institutional investment portfolios);

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ξany natural person who controls the USAA Funds or investment adviser who regularly obtains information concerning recommendations made to the USAA Funds or other AMCO- or IMCO-managed account regarding the purchase or sale of specific securities by the USAA Funds or other AMCO- or IMCO- managed account;

ξany officer of AMCO or IMCO (at the level of assistant vice president or higher) or officer of USAA Mutual Funds Trust and USAA ETF Trust;

ξthe administrative assistants of those persons identified in the subsections above;

ξany other person who regularly obtains information concerning recommendations or securities transactions of the USAA Funds or other AMCO- or IMCO- managed accounts; and

ξany other person designated by the office of the CCO.

2.Reporting Requirements: Pre-Clearance Personnel also must adhere to all the reporting responsibilities and restrictions of Access Persons in addition to those below items.

3.Personal Investing and other Restrictions:

Trade Pre-Clearance: Pre-Clearance Personnel must obtain express approval through PTA, prior to the execution of any personal securities transaction in a covered security with exceptions regarding automatically exercised options, systematic investments, and dividend reinvestment. See Appendix E for a listing of pre-clearance requirements for various security types.) Pre-clearance also applies to any voluntary contributions to or redemptions from Dividend Reinvestment Plans (DRIPs), Employee Stock Option Plans (ESOPs) and Employee Stock Purchase Plans (ESPPs), or other similar stock plans in which they will have any direct or indirect beneficial ownership. (See other special pre-clearance requirements for limited offerings under the Limited Offerings section.)

The pre-clearance process is completed through PTA, and you must receive approval through PTA prior to placement of a trade. Pre-clearance requests can be submitted during regular U.S. stock exchange hours. Transaction approvals granted for requests must be executed by the normal close of the U.S. stock exchanges on the business day of the clearance approval at which time the clearance shall be deemed to have lapsed and terminated. If the trade is still desired to be pursued, then a new pre-clearance request must be submitted. (For example, if authorization is provided on a Monday, it is effective until the end of the trading day on Monday). You will be required to furnish whatever information is requested by PTA or the office of the CCO.

Exceptions to pre-clearance requests, when denied or if there are special circumstances surrounding the request, may be granted by the office of the CCO upon prior written request. The office of the CCO shall make such inquiries as are reasonably necessary to determine whether the proposed transaction in a covered security would violate any

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express provision of this Code, or would otherwise give rise to a material conflict of interest.. Requests can be submitted for written approval by completing the Trade Exception Approval Request form in PTA.

Pre-Clearance Personnel may not effect a personal securities transaction if (i) a USAA Fund portfolio or other account managed directly by IMCO or AMCO purchased or sold the same security one trading day earlier; or (ii) the Pre-Clearance Personnel has actual knowledge regarding whether the same security is being considered for purchase or sale on the current or next trading day by a USAA Fund portfolio or other account managed directly by IMCO or AMCO. In the event that a personal covered securities transaction is effected in contravention of the foregoing restriction, the Pre-Clearance Personnel involved shall, as soon as practicable after becoming aware of his or her violation (regardless of any pre-execution clearance that may have been previously granted for the transaction), promptly (1) advise the office of the CCO of the violation and (2) comply with whatever directions, by way of disgorgement, which the office of the CCO may issue in order for the violation to be fully and adequately rectified.

Approval of a request for pre-execution clearance shall not operate as a waiver or presumption of satisfaction of any other provision of this Code (including the 60-day short-term matched profit restriction), but only as evidence of good faith on your part, which may be considered by the Committee should a violation of any other provision of this Code be determined to have occurred. You are responsible for ensuring compliance with all other trading restrictions in this Code even when pre-execution clearance has been granted. PTA generally will not identify any other violations when pre-clearance is requested.

Exception for Discretionary (Managed) Accounts: Pre-clearance approval need not be filed for any transaction to be effected in a managed account if the office of the CCO has previously approved the managed account for such exemption. All other provisions under this Code are still required to be fulfilled regarding managed accounts. Requests for this exemption can be submitted for written approval by completing a Discretionary (Managed) Account Exemption form in PTA. This form is not needed for managed accounts held with USAA.

60-day Short-Term Matched Profit: Pre-Clearance Personnel shall not engage in any short-term matched profit transaction within the meaning of this Code. Short-term matched profit transaction is defined as the combination of any personal securities transaction in a covered security which, when matched (on either a purchase-and-sale, or sale-and- purchase, basis) with any other such transaction by or on behalf of the same person in the same (or any "equivalent") covered security occurring within 60 calendar days before or after the transaction, results in actual trading profit for the person.

Gains (profits) are calculated based on a modified first in, first out (FIFO) method meaning the current purchase or sale transaction is matched against the first purchase or sale made during the last 60 calendar day period. You are prohibited from profiting from the purchase and sale (or sale and purchase) of the same or equivalent securities within 60 calendar days.

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PTA does not have the capability to determine whether a security will be sold at a gain or loss or cross check multiple accounts and, therefore, cannot provide advance warning.

Pre-Clearance Personnel should note that this prohibition is intended to apply to all instances of short-term (i.e., 60 calendar days or less) purchase and sale or sale and purchase or security "short-selling," as well as short-term investment activities (of a hedging, as well as a speculative nature) in or involving options. This prohibition applies to all transactions within the 60-calendar day window, including those that may have occurred prior to being designated as Pre-Clearance Personnel. For example, if you buy shares of stock (or options on such shares) and then sell those shares within 60 calendar days at a profit, a violation will be identified and any gain from the transactions shall be disgorged to a USAA approved charity. In the event of a sale-purchase transaction within 60 calendar days in which the same or equivalent security is purchased back at a lower price than the sale, the transaction will be considered a violation of the Code; whether such transaction will require disgorgement or other remedial action(s) will be determined by the office of the CCO on a case-by-case basis.

This restriction applies across all reportable account types. For example, a purchase in an Individual Retirement Arrangement (IRA) account and sale of the same or equivalent security in a non-IRA brokerage account within 60 calendar days at a gain would be a violation of this restriction.

The office of the CCO may determine, at its discretion, to exempt this prohibition in cases where: (i) the transaction, and any earlier personal securities transaction with which it may be matched over the most recent 60 calendar days, do not appear to evidence actual abuse of a conflict of interest with any USAA Fund or other AMCO- or IMCO-managed account (as, for example, where the covered security(ies) involved has (have) not recently been held, traded, or actively considered for investment or trading by such accounts); or (ii) Pre-Clearance Personnel can demonstrate prior to the transaction that a bona fide and sufficient personal or family economic hardship exists warranting the granting of such an exception. Exceptions should be granted only upon meritorious circumstances and should be requested prior to executing the trade.

De Minimis Exemption: Certain securities at the discretion of the office of the CCO (e.g., S&P 500 Index securities) will receive pre-clearance approval upon request in PTA that would otherwise be denied under pre-clearance Code restrictions. Such transactions also will not be subject to the 60-day short-term matched profit restriction but will be subject to the other provisions of the Code. Options on these securities do not qualify for this exemption. Only the specific securities listed in the De Minimis Exemption Securities List located in the Document section in PTA qualify. The list is updated no less than on a quarterly basis. In addition, the office of the CCO may permit de minimis share amounts of other securities to receive pre-clearance approval upon request in PTA that would otherwise be denied under pre-clearance Code restrictions. These transactions would still be subject to other provisions of the Code, including the 60-day short-term matched profit restriction.

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C. PORTFOLIO MANAGER

1.Definition: Portfolio Manager means any Access Person who, with respect to any USAA Fund or other AMCO- or IMCO-managed account, has or shares with any other person the primary responsibility for the day-to-day management of the investment portfolio of such USAA Fund or AMCO- or IMCO-managed account.

2.Reporting Responsibilities: Portfolio Managers must adhere to all the reporting responsibilities and restrictions of Access Persons and Pre-Clearance Personnel in addition to the 14-Day Blackout Period.

3.Personal Investing:

14-Day Blackout Period: Portfolio Managers may not effect a personal covered securities transaction within seven calendar days before, or seven calendar days after, the trade date of a purchase or sale of the same covered security by or on behalf of any USAA Fund or other AMCO- or IMCO-managed account for which he or she serves as Portfolio Manager. The De Minimis Exemption does not apply. In the event that a personal covered securities transaction is effected in contravention of the foregoing restriction, the Portfolio Manager involved shall, as soon as practicable after becoming aware of his or her violation (regardless of any pre-execution clearance that may have been previously granted for the transaction), promptly (1) advise the office of the CCO of the violation and (2) comply with whatever directions, by way of disgorgement, which the office of the CCO may issue in order for the violation to be fully and adequately rectified.

Exceptions to the 14-day blackout period, at the discretion of the office of the CCO, may be granted upon prior written request.

D. INDEPENDENT TRUSTEE

1.Definition: Any trustee of a USAA Fund who is not an interested person of the Fund as defined by Section 2(a)(19)(A) of the 1940 Act and rules of the SEC.

2.Reporting Requirements:

Independent Trustees must complete a certification upon initial election to the USAA Funds' Boards of Trustees and no less frequently than annually thereafter. Independent Trustees (as defined below) will certify:

ξThat they have read, understand, and agree to comply with: (i) those provisions of this Code that pertain to them; (ii) all provisions of the Policy on Insider Trading; (iii) all provisions of the Portfolio Holdings Policy; and (iv) those provisions of the Political Contributions Policy that pertain to them.

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ξThat they agree to report any violations of the Code to the office of the CCO and cooperate with any investigations or inquiries to determine whether substantive violations of this Code, or of the Policy on Insider Trading, Portfolio Holdings Policy or Political Contributions Policy, have occurred.

ξThat they are in compliance with those provisions of this Code specifically applicable to Independent Trustees.

3.Personal Investing and other Restrictions:

With respect to any material conflict(s) of interest that an Independent Trustee may have regarding any covered security in which he or she has a direct or indirect beneficial ownership (see Appendix B) and which he or she knows, or has reason to know, is the subject of a buy, sell, or hold recommendation to or concerning any USAA Fund or other AMCO- or IMCO-managed account, such Independent Trustee shall make prompt written disclosure to the office of the CCO.

Independent Trustees with actual knowledge at the time of his or her proposed transaction regarding a security purchased or sold one trading day earlier, or being considered for purchase or sale on the current or next trading day, by a USAA Fund portfolio or other account managed directly by IMCO or AMCO may not effect a personal securities transaction involving such security. In the event that a personal covered securities transaction is effected in contravention of the foregoing restriction, the Independent Trustee involved shall, as soon as practicable after becoming aware of his or her violation (regardless of any pre-execution clearance that may have been previously granted for the transaction), promptly (1) advise the office of the CCO of the violation and (2) comply with whatever directions, by way of disgorgement, which the office of the CCO may issue in order for the violation to be fully and adequately rectified.

Independent Trustees shall not be required to obtain the express approval of the execution of any personal securities transaction in a Covered Security provided that at the time of execution of the given personal securities transaction, they have no actual knowledge regarding whether or not the security at issue was purchased or sold one trading day prior, or is actively being considered for purchase or sale on the current or next trading day, by or on behalf of any portion of a USAA Fund or other account managed directly by IMCO or AMCO. Should such Independent Trustee believe that he or she is, in fact, in possession of such knowledge with respect to a contemplated personal securities transaction, the transaction may not occur without pre-clearance approval.

While Independent Trustees generally are not required to submit quarterly reports, an Independent Trustee must submit a quarterly report if at the time of execution of the given personal securities transaction, he or she knew, in the ordinary course of fulfilling his or her official duties as an Independent Trustee, or should have known that during the 15 calendar day period immediately before or after his or her transaction in a covered security, a USAA Fund purchased or sold the covered security, or a USAA Fund (or its investment adviser/subadviser) considered purchasing or selling the covered security.

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Independent Trustees must submit these reports to the office of the CCO within 30 calendar days of the end of the calendar quarter in which the trade occurred.

Investment Code of Ethics Committee

The Committee has authority and responsibility to interpret, adopt, and implement procedures designed to ensure compliance with this Code. The designated committee of the Trustees receives recommendations from the Committee concerning the interpretation, adoption of amendments, and implementation of procedures designed to ensure compliance with the Code by the USAA Funds.

The Committee shall perform an annual review of the Code, Policy on Insider Trading, Portfolio Holdings Policy, and the Political Contributions Policy to discuss (i) what, if any, changes may be appropriate; and (ii) review any compliance matters.

Upon completion of the annual review, the CCO, on behalf of the Committee, shall prepare an annual written report to the Trustees that at a minimum,

ξsummarizes existing procedures contained in the Code and any changes in the procedures made during the past year;

ξdescribes any issues arising under the Code or procedures since the last report to the Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations;

ξidentifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices or developments in applicable laws or regulations; and

ξcertifies that the USAA Funds, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

In conjunction with its annual review of the Code, the Committee also will provide a report to the designated Committee of the Trustees summarizing the provisions of the Code as they apply to the Independent Trustees and proposing any changes to the Code as they apply to the Independent Trustees.

The office of the CCO is delegated by the Committee, authority to issue a letter of caution or a warning for any violation of the substantive or procedural requirements of this Code. A summary of all letters of caution and warnings issued will be provided to the Committee on a quarterly basis. The Committee maintains written guidelines for disciplinary actions related to non-material code violations.

The Committee may investigate as well as conduct informal hearings (including the power to call individuals as witnesses) to determine whether material violations of this Code have been committed. If a material violation of this Code is determined to have occurred, the Committee may impose certain employment-related sanctions.

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The Committee may issue directions or delegate to the office of the CCO, by way of fine, disgorgement of any security or money gained (for example, disgorge profits realized on excessive trading or 60-day short-term matched profit), and to take whatever further enforcement action the Committee deems prudent and necessary to see that violations are fully and adequately rectified. A review group consisting of Legal and/or Compliance personnel may call meetings with employees to review violations, including circumstances in which multiple violations have occurred, and may impose any fines warranted.

Administration of the Code

The CCO (or such officer's designee) shall: (i) maintain a list of all Access Persons, to be updated as soon as practicable, but no less frequently than monthly; and (ii) issue timely notice to all employees of their addition to, or removal from, such list.

The Trustees must review and approve any material changes to the Code. A material change to the Code must be approved by the Trustees no later than six months after adoption of the material change. The Trustees must base approval on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from violating the Code by engaging in unlawful actions or impermissible conduct.

The following records will be maintained by the office of the CCO, retained in accordance with the applicable SEC Rule provisions, and be made available for examination:

ξInvestment Code of Ethics;

ξRecords of any violation of the I Code, and of any action taken as a result of the violation;

ξRecord of each report required to be made by an Access Person including any information provided in lieu of the reports (such as brokerage statements);

ξRecords of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing these reports;

ξRecord of each report to the Trustees;

ξRecords of any decision to approve the acquisition by an Access Person of securities under Limited Offerings; and

ξRecord of written affirmations made by each Access Person or Independent Trustee in accordance with the annual certification requirement section of this Code.

Reports provided to the office of the CCO under this Code are maintained in confidence, except to the extent necessary to implement and enforce the provisions of this Code, to comply with requests for information from regulators, or to comply with applicable laws, rules, and regulations.

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Appendix A – Definitions

Beneficial Ownership and Beneficial Owner see Appendix B to this Code.

Chief Compliance Officer (CCO) is a Chief Compliance Officer, or any other individual designated by the Committee to meet the responsibilities of such officer on an interim basis. Office of the CCO means the employees designated by the CCO to receive and review reports and address issues of personal trading, and to act for the CCO in their absence.

Covered Security encompasses each of the following (but not an Excepted Security or a Reportable USAA Fund):

ξany note, stock, Treasury stock, security future, shares of a closed-end fund, shares of an exchange-traded fund (including USAA ETF shares), bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security;

ξany put, call, straddle, spread, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof); or

ξin general, any interest or instrument commonly known as a "security," or any certificate or interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Equivalent Covered Security means, with respect to another security (the subject security), any security of the same class as the reference security, as well as any option (including puts as well as calls), warrant, convertible security, subscription or stock appreciation right, or other right or privilege on, for or with respect to the subject security.

Excepted Security means any:

ξsecurity issued by the government of the United States, bankers' acceptance, bank certificate of deposit, commercial paper, share of any open-end money market fund or share of any other registered open-end investment company (other than a Reportable USAA Fund, USAA ETF shares, or any other exchange-traded fund); and

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ξany other form of "security" that the Committee may hereafter identify as not presenting the sort of conflict of interest concerns, which this Code is designed to obviate or control. Specifically excepted under this section are the following:

o Investments in Qualified Tuition Programs (such as the USAA 529 College Savings PlanTM or other 529 plans)

o Currency (including virtual currency)

oFutures contracts on broad-based indexes other than "security futures" (e.g., futures on broad-based indices, futures on crops)

In accordance with interpretations of the SEC, for purposes of the first bullet above: (i) "security issued by the government of the United States" shall not be deemed to include any indirect obligations of the government of the United States (so-called "agency" obligations) with a remaining maturity in excess of 397 calendar days (e.g., FNMA and FHLMC), but shall be deemed to include any obligations directly issued or guaranteed by the government of the United States, regardless of the obligation's initial or remaining maturity (e.g., U.S. Treasury and GNMA); and (ii) certain so-called "money- market instruments," including conventional repurchase agreements, U.S. government agency obligations and obligations issued or guaranteed by foreign governments maturing within 397 calendar days from date of purchase, may also be deemed to be Excepted Securities.

Federal Securities Laws means the Securities Act, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted by the SEC or the U.S. Department of the Treasury under any of these statutes.

Impermissible Conduct means engaging in excessive trading in a Reportable USAA Fund.

Personal Securities Transaction means the execution, either directly or indirectly, of any "purchase or sale of a security."

Purchase or Sale of a Covered Security shall include any bargain, contract, or other arrangement including the writing of an option to purchase or sell a covered security, by which a person (other than a USAA Fund or other AMCO- or IMCO-managed account) purchases, buys or otherwise acquires, or sells or otherwise disposes of, a security in which he or she currently has or thereby acquires any direct or indirect beneficial ownership interest.

Excepted from the definition of this term and from the coverage by this Code is any "purchase or sale of a security":

ξinvolving a security or securities account over which a person has no direct or indirect influence or control;

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ξwhich is non-volitional on the part of the person by or for whom the transaction is effected such as an assignment of an option contract;

ξwhich is effected pursuant to an automatic dividend reinvestment plan; or

ξinvolving either: (i) the purchase of a security effected upon the exercise of one or more rights issued by an issuer pro rata to all holders of a class of its securities, if and only to the extent to which such rights were acquired directly from such issuer; or (ii) the sale of any such rights so acquired.

Reportable USAA Fund means all USAA Funds except the money market funds and USAA ETF shares.

Security Future means a contract of sale for future delivery of a single security or of a "narrow-based security index," which generally means an index that (1) has nine or fewer component securities, (2) in which a component security comprises more than 30% of the weighting of the index, (3) in which the five highest weighted component securities in the aggregate comprise more than 60% of the weighting of the index, or (4) in which the lowest weighted component securities comprising, in the aggregate, 25% of the weighting of the index have an aggregate dollar value of average daily trading volume of less than $50 million (or in the case of an index with 15 or more component securities, $30 million).

The term "security future" does not include certain forward contracts, swaps, caps, collars, floors, and over-the-counter options (other than options on foreign currencies, options on baskets of currencies, options on a security, or options on an index of securities).

This definition is a summary of the definition of Security Future in Section 3(a)(55) of the Securities Exchange Act of 1934. You should consult with the CCO (or his or her designee) if you have any doubt about whether a particular investment transaction you contemplate involves a Security Future.

Security Held or to be Acquired means any covered security that, within the most recent 15 calendar days, (i) is or has been held by the Fund; or is being or has been considered by the USAA Fund or its investment adviser for purchase by the USAA Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security.

Unlawful Actions means it is unlawful for any Access Person in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by a USAA Fund or other AMCO- or IMCO-managed account: (i) to employ any device, scheme, or artifice to defraud the USAA Fund or other AMCO- or IMCO-managed account; (ii) to make any untrue statement of a material fact necessary in order to make the statements made to the USAA Fund or other AMCO- or IMCO-managed account, in light of the circumstances under which they are made, not misleading; (iii) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the USAA Fund or other AMCO- or IMCO-managed account; or (iv) to engage in

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any manipulative practice with respect to the USAA Fund or other AMCO- or IMCO- managed account.

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Appendix B – Beneficial Ownership

For purposes of the Code, the term "beneficial ownership" shall be interpreted in accordance with the definition of "beneficial owner" set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, which states that the term "beneficial owner" means "any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in" a security. The term "pecuniary interest" is further defined to mean "the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities."

The pecuniary interest standard looks beyond the record owner of securities. As a result, the definition of beneficial ownership is extremely broad and encompasses many situations that ordinarily might not be thought to confer a "pecuniary interest" in or "beneficial ownership" of securities.

Securities Deemed to be "Beneficially Owned"

Securities owned "beneficially" would include not only securities held by you for your own benefit, but also securities held (regardless of whether or how they are registered) by others for your benefit in an account over which you have influence or control, for example, securities held for you by custodians, brokers, relatives, administrators, or trustees. The term also includes securities held for your account by pledges, securities owned by a partnership in which you are a general partner, and securities owned by any corporation that you control.

Set forth below are some examples of how beneficial ownership may arise in different contexts.

Family Holdings. Securities held by members of your immediate family sharing the same household are presumed to be beneficially owned by you. Your "immediate family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister- in-law, or any other person who lives in the same household as and provides material support to, or receives material support from, you. The definition also includes adoptive relationships. You will be presumed to be the beneficial owner of a family member's holdings only if that family member shares your household and you share finances. This includes accounts protected under a pre-nuptial agreement. However, you also may be deemed to be the beneficial owner of securities held by an immediate family member not living in your household if the family member is economically dependent upon you.

Partnership and Corporate Holdings. A general partner of a general or limited partnership generally will be deemed to beneficially own securities held by the partnership, if the partner has direct or indirect influence or control over the management and affairs of the partnership. A limited partner generally will not be

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deemed to own securities held by a limited partnership beneficially, provided he or she does not own a controlling voting interest in the partnership. If a corporation is your "alter ego" or "personal holding company," the corporation's holdings of securities are attributable to you.

Trusts. Securities held by a trust of which you are a beneficiary and over which you have any direct or indirect influence or control would be deemed to be beneficially owned by you. An example would be where you, as settlor, have the power to revoke the trust without the consent of another person, or have or share investment control over the trust.

Estates. Ordinarily, the term "beneficial ownership" would not include securities held by executors or administrators in estates in which you are a legatee or beneficiary, unless there is a specific bequest to you of such securities, or you are the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such bequest.

Some Practical Examples of Beneficial Ownership

ξOwnership of a Covered Security or Reportable USAA Fund by your spouse or minor children

ξOwnership of a Covered Security or Reportable USAA Fund by a family member sharing your household (including an adult child, a stepchild, a grandchild, a parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, son- or daughter-in-law, or any other person who lives in the same household as, and provides material support to, or receives material support from, you)

ξOwnership, partnership interest, or similar interest in a Covered Security or Reportable USAA Fund account held by a corporation, general or limited partnership, or similar entity you control

ξRight to receive dividends or interest from a Covered Security or Reportable USAA Fund even if that right is separate or separable from the underlying securities

ξInterest in a Covered Security or Reportable USAA Fund held for the benefit of you alone or for you and others in a trust or similar arrangement (including any present or future right to income or principal)

ξRight to acquire a Covered Security though the exercise or conversion of a "derivative" Covered Security

Securities Deemed Not to be "Beneficially Owned"

For purposes of the Code, the term "beneficial ownership" excludes securities or securities accounts held by you for the benefit of someone else if you do not have a

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pecuniary interest in such securities accounts. For example, securities held by a trust would not be considered beneficially owned by you if neither you nor an immediate family member is a beneficiary of the trust. Another example illustrating the absence of pecuniary interest and, therefore, also of beneficial ownership, would be securities held by an immediate family member not living in the same household with you and who is not economically dependent upon you.

"Influence or Control"

Supplementing the foregoing principles of beneficial ownership is a further concept of "direct or indirect influence or control" which, in instances where it appropriately applies, will operate to afford persons covered by the Code with an exception from the pre- execution clearance, post-trade reporting, and year-end securities position disclosure requirements (as well as the various self-operative investing and trading restrictions) of the Code. This further concept provides, in effect, that in cases where the beneficial ownership is indirect, the covered person must have an ability to exercise direct or indirect influence or control over the subject security or securities account for such security or account, or an individual transaction therein, to be within the purview of the Code.

To have such "influence or control," the covered person must have an ability to prompt, induce, or otherwise effect transactions in the subject security or securities account. Like "beneficial ownership," the concept of influence or control encompasses a wide variety of factual situations. An example of where influence or control exists would be in which the beneficiary of a revocable trust has significant ongoing business and social relationships with the trustee of the trust. Examples in which influence or control does not exist would be a blind trust or securities held by a limited partnership in which the covered person's only participation is as a noncontrolling limited partner. The determining factor in each case will be whether the covered person has any direct or indirect influence or control over the subject security or securities account. You are presumed under the Code to have "influence or control" as a result of having the following:

ξInvestment control (sole or shared) over a personal brokerage account;

ξInvestment control (sole or shared) over an account in the name of your spouse or minor children, unless you have renounced an interest in your spouse's assets (subject to the approval of the office of the CCO);

ξInvestment control (sole or shared) over an account in the name of any family member, friend, or acquaintance;

ξInvolvement in an investment club;

ξTrustee power over an account;

ξAn active power of attorney or limited trading authorization over an account.

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Appendix C – Reporting and Restrictions Summary

These lists are not all inclusive and may be changed from time to time.

Reporting Requirements	Page	For All Individuals
Annual On-line Training *	5		X
Annual Compliance Certification*	5		X
Reporting of Accounts*	5		X
Certification of Accounts*	6		X
Certification of Holdings*	6		X
Certification of Quarterly Transactions	7		X

		Access	Pre-
			Clearance	Portfolio
Restrictions	Page	Person	Personnel	Manager
Excessive Trading in USAA Mutual Funds	7	X	X	X
Initial Coin Offerings	8	X	X	X
Initial Public Offerings	8	X	X	X
Limited Offerings*	8	X	X	X
Options	8	X	X	X
Trading Covered Securities	9	X	X	X
Restricted Securities List	9	X	X	X
Investment Clubs*	9	X	X	X
Gifts and Entertainment	9	X	X	X
Conflicts of Interest	10	X	X	X
Board of Directorships*	10	X	X	X
Trade Pre-Clearance	11		X	X
60-day Short-Term Matched Profit	12		X	X
14-Day Blackout Period	13			X

*Upon initially being subject to the Code, individuals also must complete and/or report the noted items within 10 calendar days.

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Appendix D – Account Reporting Requirements

This list is not all inclusive and may be updated from time to time. All accounts at USAA (unless indicated below) and non-brokerage account types (DRIPs, ESOPs, etc.) are required to be reported in PTA within 15 calendar days of account opening. Any accounts opened at other broker-dealers or financial institutions outside of USAA must receive prior written consent from the office of the CCO.

	Reporting	Reporting Deadline
Account Type	Required?*	(Calendar Days)
USAA Brokerage	Yes	Within 15 days of establishment

Non-USAA Brokerage (external account)	Yes	Pre-approval required prior to
(Pre-approval Required)		establishment

USAA Mutual Fund (excludes money	Yes	Within 15 days of establishment
market funds)

Non-USAA Mutual Fund (held directly at the	No	N/A
Transfer Agent)

DRIP (Dividend Reinvestment Program)	Yes	Within 15 days of establishment

ESOP (Employee Stock Option Plan)	Yes	Within 15 days of establishment

ESPP (Employee Stock Purchase Plan)	Yes	Within 15 days of establishment

401(k) (only if includes the ability to	Yes	Within 15 days of establishment
trade individual stocks)

USAA 401(k)	No	N/A

Stock Certificates	Yes	Within 15 days of establishment

Discretionary (Managed) accounts held	Yes	Within 15 days of establishment
at USAA (e.g., USAA Managed
Portfolios);

Discretionary (Managed) accounts held	Yes	Pre-approval required prior to
with an external broker; requires prior		establishment
approval for transaction/holding
exemption

Investments in Qualified Tuition Programs	No	N/A
(such as the USAA College Savings Plan
or other 529 plans)
Variable Annuities	No	N/A

Certificates of Deposit	No	N/A

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Automatic Trading Programs	Not	N/A
Allowed

Peer-to-Peer Lending (Including Crowd	No	N/A
Funding)

Currency	No	N/A

Cryptocurrency	Reportable	N/A
if security

*If "Yes" then reporting is required for your accounts, your spouse's accounts, your dependent children's accounts, and any other person's accounts where you may have beneficial ownership as defined in Appendix B.

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Appendix E – Pre-Clearance and Reporting by Security Type

This list may not be all inclusive and may be updated from time to time.

	Pre-clearance	Transactions
	Required? (Pre-	and Holdings
	Clearance	Reporting
Security Type	Personnel only)	Required?

Open-end investment companies that are not	No	No
Reportable USAA Funds or USAA ETF
shares
Reportable USAA Funds	No	Yes
529 plans	No	No

Equity securities	Yes	Yes
(common, preferred and convertibles)
Warrants	Yes	Yes
Rights	Yes	Yes
Exchange-traded funds (ETFs), including	Yes	Yes
USAA ETF shares

Closed-end funds	Yes	Yes
Municipal bond securities	Yes	Yes

Corporate bond securities	Yes	Yes

High-yield securities	Yes	Yes

U.S. Treasury securities and other	No	No
obligations backed by the full faith and
credit of the U.S. government (GNMA)
Debt obligations that are NOT backed by the	Yes	Yes
full faith and credit of the U.S. government
(FNMA or FHLMC)
Foreign government-issued securities	Yes	Yes
Money market instruments	No	No

Limited offerings (e.g., private placements)	Yes	Yes
(use form in PTA)

Security futures	Yes	Yes
Options, forwards, and futures on	No	No
commodities
Options on securities	Yes	Yes

Options on securities indexes	No	No

Futures on securities indexes	No	No
Interests in variable annuity products	No	No
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American Depositary Receipts (ADRs)	Yes	Yes

Certificates of deposit	No	No

Commercial paper	No	No

Currency	No	No

Cryptocurrency	Reportable if security	Reportable if security

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Appendix F – Gifts and Entertainment Procedure

Background

The purpose of this procedure is to outline the requirements that those individuals designated by the Office of the CCO follow to comply with gift and entertainment related provisions in Rules 204A-1 under the Investment Advisers Act of 1940 and 17j-1 under the 1940 Act, in addition to section 17(e)(1) of the 1940 Act. These rules indicate personnel should not accept gifts, entertainment, or other items of material value that could potentially influence their decision making or are otherwise inappropriate. This procedure is in addition to current USAA policies regarding entertainment, favors, and gifts as described in the USAA Code of Business Ethics and Conduct.

Reporting

All gifts and entertainment must be reported by completing the Gifts and Entertainment form in the Code of Ethics PTA system within 15 calendar days of being given or received, unless noted below. Covered USAA individuals also must provide a quarterly gifts and entertainment certification within 30 calendar days after the end of each calendar quarter. This certification is required regardless of whether or not any applicable gifts and entertainment were given or received during the quarter.

Restrictions

ξLodging or air travel expenses may not be accepted.

ξSolicitation of gifts, meals, or entertainment by covered USAA individuals is prohibited.

ξAny gifts, meals, or entertainment for family members or friends of covered USAA individuals cannot be accepted unless they are reported.

ξGifts of cash, gift cards, or alcohol may not be accepted.

Gifts

ξGifts that may be accepted are limited to items of a nominal value, including logoed items, flower arrangements, gift baskets, and food, as well as other gifts with an approximate value of less than $100.

ξLogo items of nominal value and gifts of shared food are exempt from reporting requirements.

Meals

ξBusiness meals are permitted provided that neither the cost nor the frequency is excessive, and there is a legitimate business purpose.

ξMeals provided during in-office meetings and those meals generally made available in connection with a business conference are exempt from reporting requirements.

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Entertainment

ξA representative of the hosting organization must be present.

ξThe primary purpose of the event must be to discuss business or to build a business relationship.

ξTickets should not be to a high-profile event (e.g., sporting event finals) or too frequent and/or lavish.

Gifts and Entertainment Frequently Asked Questions

1.What makes a business meal have an excessive cost or frequency? More than four meals per individual per year with a given firm may be considered excessive. USAA attending or hosting a meal with more than five individuals from the same outside firm may be considered excessive.

2.What makes an entertainment event too frequent and/or lavish? More than four entertainment events per individual per year with a given firm may be considered excessive. USAA attending or hosting an entertainment event with more than five individuals from the same outside firm may be considered excessive.

3.I have a membership to a local country club. How do I value a round of golf since the membership allows me to play "without cost?" Items such as a round of golf should be valued at the rate of a comparable course.

4.What are events that discuss business or build a business relationship? An event that builds a business relationship is one in which you can socialize with the firm and discuss relevant business matters. The purpose should be to create goodwill and sound working relationships. For example, playing golf would be an acceptable event, while a spa visit would not.

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Appendix G – Approved Designated Brokers

Designated Broker List

Access Persons' personal accounts capable of trading in Covered Securities are required to be maintained at an approved financial institution. A current listing of approved financial institutions is maintained as a Designated Broker List in the Documents section of PTA. All reportable accounts must be held at a firm on the designated broker list or moved to one of the approved firms within 60 calendar days of becoming an Access Person. Failure to move accounts to an approved designated broker within 60 days of becoming an Access Person will be considered a violation of the Code and will result in a Letter of Caution or other disciplinary action. The list of firms is subject to change at any time.

Exceptions to the Designated Broker List

Certain circumstances may warrant an account be granted an exception from the Designated Broker List. A request for exception may be submitted in writing via PTA. Exceptions are granted on a case-by-case basis, when a bona fide reason for exception exists, such as:

ξThe account belongs to a spouse or other household member of the Access Person, and the spouse or other associated person is employed by the other firm and required to maintain accounts at the other firm.

ξThe account is discretionary (managed), and all trading authority is delegated to the other firm. If the discretionary agreement is terminated, the exception will no longer be valid.

ξThe account must be opened or maintained at a non-approved firm for receipt of assets from an estate or trust.

ξThe account is pursuant to certain compensation-related benefits.

Fees and Expenses

Fees and expenses for the transfer of accounts from a non-approved firm to a firm on the Designated Broker List are to be paid by the employee. No provision is made of reimbursement of expenses incurred by the Access Person.

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USAA Investment Management Company

USAA Asset Management Company

Policy Statement Concerning Insider

Trading

Policy Statement

USAA Investment Management Company (IMCO) and USAA Asset Management Company (AMCO) each forbid any individual subject to the Investment Code of Ethics (Code) from trading, either personally or on behalf of others, including mutual funds and brokerage service or other investment portfolios managed by IMCO or AMCO, on material nonpublic information or communicating material nonpublic information to others in breach of a duty arising out of a relationship of trust or confidence. This conduct is frequently referred to as "Insider Trading." This policy applies to every individual subject to the Code and extends to activities within and outside their duties at IMCO or AMCO. Every individual subject to the Code must read and agree to abide by this Policy Statement.

This Policy Statement applies to trading in all types of financial instruments, including but not limited to, equity, debt, government, municipal, tax-exempt, mutual funds, futures, and options.

What is Insider Trading?

The term "insider trading" is not defined in the federal securities laws, but generally is referred to as the use of material nonpublic information to trade in securities (whether or not one is an "Insider") or communication of material nonpublic information to others in breach of a duty arising out of a relationship of trust or confidence.

While the law concerning Insider Trading is not static, it generally is understood that the law prohibits:

1.Trading by an Insider while in the possession of material nonpublic information;

2.Trading by a noninsider while in possession of material nonpublic information, where the information either was disclosed to the noninsider in violation of an Insider's duty to keep it confidential or was misappropriated; or

3.Communicating material nonpublic information to others.

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Who is an Insider?

The concept of "Insider" is broad. It may include officers, directors, and employees of any public company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, IMCO or AMCO may become a temporary insider of a company it advises for which it performs other services or whose securities it owns either directly or beneficially.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. "Material Information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that individuals should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material Information does not have to relate to a company's business. For example, in Carpenter v. United States (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable.

What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information generally is public. For example, information found in a report filed with the Securities and Exchange Commission or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Procedures to Implement IMCO/AMCO's Policy Concerning Insider Trading

All individuals subject to the Code must affirm in writing upon initial employment and at least annually thereafter, that they have read, understand,

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and agree to comply with the Code, IMCO/AMCO Insider Trading Policy, the USAA Funds' Portfolio Holdings Policy, and the IMCO/AMCO Political Contributions Policy.

Identifying Insider Information

Before trading for yourself or others, including mutual funds or private accounts managed by IMCO or AMCO, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

1.Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

2.Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal, or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

1.Report the matter immediately to the office of the Chief Compliance Officer (CCO) in writing.

2.Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by IMCO or AMCO.

3.Do not communicate the information inside or outside IMCO/AMCO, other than to the office of the CCO.

4After the office of the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information. Such communication shall be written.

Restricting Access to Material Nonpublic Information

In the event that you identify certain information as material and nonpublic, such information may be inside information and may not be communicated to anyone, including persons within IMCO/AMCO, except as provided above. In addition, care should be taken so that such information is secure and treated as confidential information.

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Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth under the section Identifying Insider Information, doubt remains as to whether information is material or nonpublic; or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any act, it must be discussed with the office of the CCO before trading or communicating the information to anyone.

Supervisory Procedures for Control of Insider Trading

The role of the CCO is critical to the implementation and maintenance of IMCO/AMCO's /policy and procedures against Insider Trading. Supervisory Procedures can be divided into two classifications – prevention of Insider Trading and detection of Insider Trading.

Prevention of Insider Trading

To prevent Insider Trading, the office of the CCO shall:

1.Provide, at least annually, an educational program to familiarize those individuals subject to the Code with IMCO/AMCO's Policy and Procedures.

2.Answer questions regarding IMCO/AMCO's Policy and Procedures, to include Insider Trading and material nonpublic information transactions.

3.Resolve issues of whether information received by an individual subject to the Code is material and nonpublic.

4.Review on a regular basis and update as necessary IMCO/AMCO's Policy and Procedures.

5.When it has been determined that an individual subject to the Code has material nonpublic information:

i.implement measures to prevent dissemination of such information, including measures to prevent dissemination to subadvisers;

ii.if necessary, restrict all Access Persons or certain individuals subject to the Code from trading the securities, maintain a Restricted List to include security description, symbol, date restricted, and communicate such restriction to applicable employees;

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iii.as appropriate, implement enhanced monitoring of employees with such knowledge.

Detection of Insider Trading

To detect Insider Trading, the CCO or his or her designee shall:

1.Review the trading activity reports from the Protegent PTA Code of Ethics Reporting System certified by individuals subject to the Code,

2.Review the trading activity of mutual funds and any other investment accounts managed by IMCO or AMCO,

3.Coordinate the review of such reports with appropriate individuals, and

4.Review trading activity alerts generated in the Protegent PTA Code of Ethics Reporting System Control Room for individuals subject to the Code.

Special Reports

Promptly, upon learning of a potential violation of IMCO/AMCO's Policy and Procedures to Detect and Prevent Insider Trading, the CCO should consult with appropriate USAA counsel and take appropriate action.

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USAA Mutual Funds Trust

USAA ETF Trust

Disclosure of Portfolio Holdings Policy

General Statement of Policy

This policy of USAA Mutual Funds Trust and USAA ETF Trust (the Funds) has been developed to prevent possible misuse of material nonpublic portfolio holdings information of the Funds. This policy applies to all individuals subject to the Investment Code of Ethics (Code).

Purpose of Policy

The Funds' portfolio holdings may be material nonpublic information and, if so, must not be selectively disclosed, except under the safeguards and circumstances provided herein or as otherwise required by state law or federal securities laws. This policy is designed to prevent the possible misuse of knowledge of the Funds' portfolio holdings.

Policy

The general policy of the Funds is not to separately disclose to any person the portfolio holdings of the Funds. Therefore, no person who is covered by this policy may disclose portfolio holdings of the Funds, except as provided herein.

Procedures

To prevent the selective disclosure of portfolio holdings of the Funds, the general policy of the Funds is NOT to disclose any portfolio holdings of the Funds, other than the portfolio holdings filed with the Securities and Exchange Commission (SEC) on Form N- CSR (i.e., annual and semiannual reports), Form N-Q (i.e., quarterly portfolio holdings reports), and any portfolio holdings made available on usaa.com.

The Funds' general policy of preventing selective disclosure of portfolio holdings shall not apply, however, in the following instances:

ξWhere the person to whom the disclosure is made owes a fiduciary or other duty of trust or confidence to the Funds (e.g., auditors, attorneys, and Access Persons under the Funds' Code);

ξ

ξWhere the person has a valid business reason to have access to the portfolio holdings information and has agreed not to disclose or misuse the information (e.g., custodians, accounting agents, securities lending agents, subadvisers, rating agencies, mutual fund evaluation services, such as Lipper, Inc., and proxy voting agents);

ξ

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ξAs disclosed in each Funds' Statement of Additional Information (SAI); and

ξAs required by law or a regulatory body.

Whenever any person covered by this policy receives a request seeking a Fund's portfolio holdings information that (i) has been filed with the SEC or (ii) is available on usaa.com, that request may be answered in compliance with USAA Asset Management Company's (AMCO) internal policies without the need for any special approval by the Fund's officers. In addition, any request from a person or entity listed on Exhibit A seeking a Fund's portfolio holdings information may be answered in compliance with AMCO's internal policies without the need for any special approval by the Fund's officers.

Whenever any person covered by this policy receives a request seeking a Fund's portfolio holdings information and such request does not satisfy any of the conditions set forth in the prior paragraph allowing such request to be answered immediately, such request must be sent in writing to the office of the CCO, FASG Counsel, or their designee(s), who will make the determination whether disclosure of such portfolio holdings may be made and whether the relevant Fund needs to make any related disclosure in its SAI. A report will be made to a Fund's Boards of Trustees at each quarterly meeting about (i) any determinations made by the CCO, FASG Counsel, or their designee(s) pursuant to the procedures set forth in this paragraph and (ii) any violations of this policy.

Records Retention

The CCO, FASG Counsel, or their designee(s) shall maintain and preserve in an easily accessible place a copy of this policy (and any amendments) and shall maintain and preserve for a period of no less than six years any written records completed in accordance with this policy.

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Exhibit A

I.Arrangements to Disclose Portfolio Holdings

If portfolio holdings are released pursuant to an ongoing arrangement with any party, a Fund must have a legitimate business purpose for doing so, and neither the Fund nor AMCO or its affiliates, may receive any compensation regarding an arrangement to make available information about the Fund's portfolio holdings. A Fund may disclose any and all portfolio information to its service providers and others who generally need access to such information in the performance of their contractual duties and responsibilities and are subject to duties of confidentiality, including a duty not to trade on nonpublic information, imposed by law and/or agreement. These service providers include each Fund's:

ξInvestment adviser and subadviser(s);

ξCustodian;

ξAdministrator;

ξSecurities lending agent;

ξAuditors;

ξInternal auditors when necessary to conduct audit-related work;

ξAttorneys;

ξAccounting agent;

ξFinancial statement services providers;

ξProxy voting agent; and

ξTrade analysis consultant.

Each Fund also may distribute portfolio holdings to other entities including:

ξMutual fund evaluation services such as Lipper Analytical Services;

ξRating agencies; and

ξBroker-dealers that may be used by the Fund, for efficient trading and receipt of relevant research.

II.Scheduled Disclosure of Portfolio Holdings

ξEach business day prior to the opening of trading on the NYSE, the USAA ETFs will post their portfolio holdings that will form the basis of the NAV that day on usaa.com.

ξEach USAA money market fund intends to post its monthly portfolio holdings on usaa.com (which typically occurs within five business days after the end of each month).

ξEach Fund (except for the USAA money market funds, the Cornerstone Conservative Fund, the Cornerstone Equity Fund, and the Target Retirement Funds) intends to post its top 10 holdings on usaa.com 15 calendar days

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following the end of each month. The Target Retirement Funds, Cornerstone Conservative Fund, and Cornerstone Equity Fund intend to post all underlying USAA Fund holdings on usaa.com 15 calendar days following the end of each month.

ξEach Fund (except for the USAA money market funds) intends to post its monthly portfolio holdings on usaa.com (which typically occurs approximately 31 calendar days after the end of each month).

ξApproximately 31 calendar days after the end of each month, a Fund's portfolio holdings may be delivered to certain independent evaluation and reporting services such as Bloomberg, Standard & Poor's and Morningstar.

ξFor the last month of each quarter, after each Fund's top 10 holdings (or all USAA Fund holdings for the Target Retirement Funds, Cornerstone Conservative Fund and Cornerstone Equity Fund) are made available on usaa.com, this information may be delivered to certain independent evaluation and reporting services such as Lipper, Standard & Poor's, Thomson Financial and Value Line.

ξEach Fund intends to post its annual and semiannual reports and quarterly schedules of portfolio holdings on usaa.com (which typically occurs approximately 60 calendar days after the end of each fiscal quarter).

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Political Contributions Policy

USAA Investment Management Company

USAA Asset Management Company

Background

This Political Contributions Policy (the Policy) of USAA Investment Management Company (IMCO) and USAA Asset Management Company (AMCO) has been developed to prevent IMCO, AMCO, and certain individuals associated with IMCO and AMCO from making political contributions to certain elected officials or candidates in exchange for receiving investment advisory services. This Policy applies to certain individuals designated by IMCO and/or AMCO who may be involved in the solicitation of a government entity regarding IMCO and/or AMCO's investment advisory services and other individuals (including certain directors and executive officers) as determined from time to time by the office of the Chief Compliance Officer (CCO) (collectively, Covered Associates). The purpose of this Policy is to comply with Rule 206(4)-5 of the Investment Advisers Act of 1940, "Political Contributions by Certain Investment Advisers" (Pay-to-Play Rule).

Policy

All individuals subject to the Investment Code of Ethics are prohibited from making a political contribution for the purpose of soliciting investment advisory business to IMCO or AMCO. This prohibition also applies to in-kind contributions, including certain volunteer activities, hosting events, and providing resources such as office space, software, or the like. Also, no Covered Associate shall cause a contribution to be made by or on behalf of IMCO or AMCO. In addition, Covered Associates cannot coordinate or solicit any person or political action committee (PAC) to make (i) a contribution to an official of a government entity to which IMCO or AMCO provides or may seek to provide investment advisory services, or (ii) any payment to any state or local political party where IMCO or AMCO is providing or seeking to provide investment advisory services to a government entity. Further, a Covered Associate is expressly prohibited from serving as a board member of, officer of, or adviser to, the USAA Employee PAC unless otherwise set forth in the USAA Employee Political Action Committee bylaws. Covered Associates also cannot make any political contribution indirectly which, if done directly, would result in a violation of the Pay-to-Play Rule.

Individuals designated as Covered Associates must obtain prior approval from the office of the CCO before making any political contributions (including contributions in-kind), directly or indirectly, to elected officials, candidates or political parties, or to PACs other than the USAA Employee PAC. Covered Associates also must certify all quarterly contributions they have directly made and all contributions that have been made through an account for which they own and/or control or an account that is owned and/or controlled by a member of their household (e.g., joint checking accounts with spouse or

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parent, dependent children's accounts, trust, or other fiduciary accounts, etc.), including contributions to any PAC.

Requests for exceptions to the contribution limits outlined in this Policy should be directed to the office of the CCO.

Procedures

1.Requests by Covered Associates for prior approval of political contributions (including in-kind contributions) are submitted by completing the Pre-approval of Political Contributions disclosure form in PTA.

2.Contributions by Covered Associates are limited to $150 per candidate per election. This limit includes giving gifts, entertainment, or anything of value to any politician, government official, or representative of a government entity.

3.Contributions by Covered Associates to a PAC other than the USAA Employee PAC are limited to $150 annually.

4.Contributions by Covered Associates to the USAA Employee PAC are not subject to the $150 limitation but must be reported annually.

5.Covered Associates must provide a quarterly certification of political contributions (using Certification of Political Contributions) within 30 calendar days after the end of each calendar quarter, which is required regardless of whether or not any applicable political contributions were made during the quarter.

6.On an annual basis, each Covered Associate must complete and submit an annual compliance certification certifying that such Covered Associate has read, understands, and agrees to comply with this Policy and has complied with the Policy at all times since the effective date of such person's last such certification.

7.Prospective new Covered Associates (such as prospective employees or existing employees undergoing a change in responsibilities) generally are required (prior to receiving an employment offer or changing responsibilities, as applicable) to submit a certification of political contributions describing all contributions made within the prior two years. If such prospective new Covered Associate becomes designated as a Covered Associate, verification of the information submitted will be required from the Covered Associate.

Lobbying Activities

In addition to the Pay-to-Play Rule, many state and local laws and regulations impose limitations on gifts and entertainment and other contact between government officials and personnel of firms that do, or are seeking to do, business with government entities that those officials represent. Certain of these state and local laws and regulations also may

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impose limitations on communications between such firms and government representatives, generally. For example, communications with a representative of a government entity that is a prospective investor in a fund managed by AMCO or prospective client of IMCO may require the applicable Adviser and/or certain of its personnel to register as lobbyists, if those communications cannot fit an available exemption.

As a result of these regulations, Covered Associates also are required to receive pre- approval from the office of the CCO, before engaging in any activities with politicians, government officials, or representatives of government entities in connection with the Adviser's business. Activities that are political in nature and do not involve any monetary or in-kind contributions are not prohibited under this policy (e.g., attending political rallies). If any Covered Associate conducts any lobbying activity, contributions related to such activity will be prohibited.

Records Retention

The office of the CCO shall maintain and preserve in an easily accessible place a copy of this Policy (and any amendments thereto). In addition, the office of the CCO shall maintain and preserve for a period of no less than six years any written records completed in accordance with this Policy, including:

ξa list of all Covered Associates (including names, titles, and business and residence addresses) of IMCO and AMCO, respectively;

ξa list detailing any and all contributions by IMCO and/or AMCO and their respective Covered Associates to government officials, government entities, PACs, and political parties;

ξa list of all government entities to whom IMCO and/or AMCO have provided advisory services in the past five years; and

a list of any and all broker-dealers, investment advisers, solicitors, finders, placement agents, and similar persons to whom IMCO and/or AMCO provides or has agreed to provide, directly or indirectly, payment to solicit a government entity on its behalf.

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